Exhibit 99.1

Plug Power to Generate Over $275 Million Through Monetization of Electricity Rights and Operational Efficiencies; Supports Major U.S. Data Center Build-Out

LATHAM, N.Y., November 10, 2025 — Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the hydrogen economy, today announced that it expects to generate more than $275 million in liquidity improvement through a combination of asset monetization, release of restricted cash, and reduced maintenance expenses.

As part of this initiative, Plug has signed a non-binding Letter of Intent to monetize its electricity rights in New York and one other location and collaborate with a U.S. data center developer. The project developer is actively expanding its data center platforms across the country, and Plug will work with them to explore providing auxiliary and back-up power solutions utilizing Plug’s advanced fuel cell technology.

This collaboration highlights Plug’s growing presence in the rapidly expanding data center sector, where the need for reliable, low-carbon energy continues to accelerate. Plug’s fuel cell systems are ideally suited to provide resilient, zero-emission power to critical infrastructure and high-uptime facilities.

In connection with this initiative, Plug will suspend activities related to the Department of Energy loan program and reallocate capital toward higher-return opportunities across its hydrogen network. The company’s recently executed hydrogen supply agreement with a global industrial gas leader provides competitively priced, long-term hydrogen supply - reducing the near-term need for self-developed generation in the near term.

“The actions we are taking today reflect Plug’s agility and financial discipline,” said Andy Marsh, CEO of Plug Power. “Monetizing these assets strengthens our balance sheet, while partnering on a large-scale data center development expands Plug’s reach into a dynamic, high-growth market that values reliability, resiliency, and sustainability.”

Plug will continue to evaluate strategic hydrogen production and power infrastructure projects that align with its long-term cost roadmap and expanding customer base across mobility, industrial, and stationary power applications.

About Plug

Plug Power is building the global hydrogen economy with a fully integrated ecosystem spanning production, storage, delivery, and power generation. A first mover in the industry, Plug Power provides electrolyzers, liquid hydrogen, fuel cell systems, storage tanks, and fueling infrastructure to industries such as material handling, industrial applications and energy producers—advancing energy independence and decarbonization at scale.

With electrolyzers deployed across five continents, Plug Power leads in hydrogen production, delivering large-scale projects that redefine industrial power. The company has deployed over 72,000 fuel cell systems and 275 fueling stations and is the largest user of liquid hydrogen. Plug Power is rapidly expanding its generation network to ensure a reliable, domestically produced hydrogen supply. With plants operational in Georgia, Tennessee, and Louisiana, Plug Power’s total production capacity is now 40 tons per day.

Plug Power supports global leaders like Walmart, Amazon, Home Depot, BMW, and BP through its talented workforce and state-of-the-art manufacturing facilities around the world.

For more information, visit www.plugpower.com.

Plug Power Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug, including, but not limited to, statements about Plug’s expected liquidity improvements, the monetization of electricity rights, collaboration on data center projects, and strategic reallocation of capital. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the non-binding nature of the letter of intent; the completion of the proposed transaction which is subject to the execution of definitive documentation, completion of due diligence, and other customary closing conditions and market conditions; Plug’s ability to execute its business strategy; risk related to Plug’s loan guarantee from the Department of Energy; the risk of elimination, reduction of, or changes in qualifying criteria for government subsidies and economic incentives for alternative energy products, including the Inflation Reduction Act and its qualification to utilize the PTC; and other risks described in Plug’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, as well as any subsequent filings. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Plug disclaims any obligation to update forward-looking statements except as may be required by law.

Plug Media Contact

Teal Hoyos

media@plugpower.com

Source: Plug Power